Exhibit 99.1

Dear Member:

The purpose of this communication is to update our Members on several fronts. Over the past several weeks, we have received numerous calls asking a wide range of questions regarding our financial performance, timing of K-1’s and inquiries regarding the valuation and potential to sell ABE units.

Fiscal 2014 Financial Performance. ABE operates ethanol plants located in Aberdeen and Huron, South Dakota, with a combined production capacity of approximately 83 million gallons annually. We achieved several financial and operational objectives during fiscal 2014 (our fiscal year for financial reporting ends September 30th) as the overall ethanol industry experienced a level of profitability not realized since 2006. Our fiscal 2014 cash generated from operating activities was $39.5 million and net income was $29.4 million. At the start of fiscal 2014, we had total debt of $71.7 million. After our recent payment in December 2014, our total debt was $39.0 million, a $32.7 million reduction over the past 15 months. We also paid $20.1 million in distributions, or approximately $0.79 per unit, to our Members during fiscal 2014. Our working capital at September 30, 2014, the end of the fiscal year, was $24.7 million.

Fiscal 2014 Audited Financial Statements. Over the next several weeks, we will be mailing our 2014 Annual Report and Proxy Statement to all Members. The Annual Report will include our audited financial statements for fiscal 2014. The Proxy Statement includes a notice of our upcoming annual meeting to be held at the Dakota Event Center in Aberdeen, South Dakota on March 26, 2015 at 9:00 AM CDT. We are looking forward to a strong turnout and will provide an overview of the past fiscal year performance, discuss the current state of the industry and ABE’s fiscal 2015 expectations.

Access to Quarterly and Annual Financial Results. Members can always access our financial statements at any time via our website at www.advancedbioenergy.com. ABE posts its quarterly and annual financial results on its website each quarter and fiscal year end. Simply go the website and click on “Investor Relations” and then “SEC Filings”. You can also click on “SEC Filings” on the top bar of the home page and all current and prior financial statements will be available for print or download. Our quarterly financial statements are listed as 10-Q documents and our annual financial statements are listed as 10-K documents on the website.

Today’s Margin Environment. Margins were very strong for several months, which incentivized several idled plants to start up production and existing plants to push production up. Production levels continue to increase, which has led to a significant increase in industry-wide ethanol inventories. A substantial build in ethanol inventories throughout most of the fourth quarter of 2014 has brought about a drastic change in margins. Mid-January margins are negative to only slightly positive throughout the corn belt. Recent (mid-January 2015) data puts ethanol production at approximately 15.2 billion gallons annually, while demand sits at 13.4 billion gallons annually – a demand shortfall of 1.8 billion gallons. Ethanol export demand is expected to absorb approximately half (or 900 million gallons) of the demand shortfall; however, the other half will require plants to either slow down or idle. Historically, when production has outpaced demand, it has resulted in a painful financial period for the industry. If industry-wide ethanol production levels outpace demand into the summer driving months, the current margin downturn may continue for the next several months.

Estimated Taxable Income and Timing of K1’s. Our tax year ends on December 31, which is different from our September 30 financial reporting fiscal year end. We estimate our taxable income for calendar 2014 will be approximately $28.0 million or approximately $1.10 per unit. The estimated mailing date for the 2014 Schedule K-1’s is on or about February 23, 2015. With the tax year ending December 31, it’s a challenge to mail the K-1’s any earlier than the third week of February. This year’s K-1 mailing will also include a tax letter providing additional explanation on specific K-1 line items. We encourage all Members to provide the tax letter to their individual tax advisors along with the K-1.

Questions regarding ABE Unit Valuation. ABE units are not publicly traded and liquidity is extremely limited. Without an active market for our units, it is difficult to assign a specific value or range of values to an ABE unit. For various reasons in the past, we have been required to assign a specific value to an ABE unit, however, in most of those situations we relied on an outside advisor to assist with the valuation. The industry commonly values ethanol plants by assigning a dollar amount per gallon to value the overall plant, then adds net current working capital and subtracts debt outstanding. The value per gallon varies widely based on several factors including (i) plant capacity in gallons, (ii) geographical location, and (iii) age of the assets. Therefore, it has been our practice not to provide a specific valuation of ABE units due to the lack of an active market and the variability of plant to plant valuations.

Liquidity of ABE Units. We have been receiving an increasing number of calls from Members asking if and how they can sell ABE units. The ABE Board of Directors recognizes that many investors have held their investment for several years without any direct access to a liquidity source. Recognizing this issue exists today, the ABE Board is evaluating its overall capital needs including possible liquidity options for its Members. Options could include a buyback program and/or a bulletin board system to align buyers and sellers. We do not have any specific plans or additional information at this time, but expect to complete this evaluation process over the next couple of months. We will communicate with our Members as soon as more information is available, which we hope is prior to the upcoming annual meeting on March 26, 2015 (discussed above).

I realize that many of you have been ABE unit holders for several years and I want to thank you for your continued support. We will continue to work hard to create value for our Members and look forward to a successful fiscal 2015.

Sincerely,

Richard R. Peterson
CEO